Exhibit 99.1

APRIL 9, 2013

INTEGRITY APPLICATIONS COMMON STOCK IS PUBLICLY QUOTED ON THE
OTC BULLETIN BOARD UNDER THE SYMBOL “IGAP”

Raises approximately $6.3 million to advance the development and commercialization of
GlucoTrack® for the non-invasive measurement of blood glucose

ASHKELON, Israel (April 9, 2013) – Integrity Applications, Inc. (OTCQB:IGAP), developer of the GlucoTrack DF-F non-invasive blood glucose measurement device, announced that its common stock is now publicly quoted on the OTC Bulletin Board under the symbol IGAP. Investors will be able to view the Real Time Level II stock quotes for IGAP at www.otcmarkets.com/stock/igap/quote.

“The commencement of trading in our common stock marks an important milestone for Integrity Applications, and we are pleased that our company has progressed to this stage,” said Avner Gal, Chief Executive Officer.  “If approved for sale, our GlucoTrack DF-F product candidate will allow diabetics to painlessly measure their blood glucose levels without taking blood or utilizing test strips.  We know that taking frequent blood glucose measurements improves patient care by facilitating glycemic control, and we believe that non-invasive testing will encourage more frequent measurements by diabetics.”

He added, “We filed a formal application seeking CE Mark approval for the GlucoTrack DF-F in Q1/13 and, although there can be no guarantee that we will receive CE Mark approval, we expect to receive CE Mark approval for the GlucoTrack DF-F during the second quarter of 2013.  In addition, this year we intend to develop our regulatory strategy to support development of the GlucoTrack DF-F in the United States.”

Integrity Applications also announced that, in March 2013, it raised gross proceeds of approximately $6.3 million in an offering of 6,300 Units, each of which consisted of (a) one share of the Company's newly designated Series A 5% Convertible Preferred Stock with a conversion price of $5.80 per share, and (b) a warrant to purchase, at an exercise price of $6.96, up to 100% of the shares of Common Stock issuable upon conversion of such share of preferred stock. The shares of preferred stock are presently convertible into an aggregate of 1,086,206 shares of common stock and the warrants are presently exercisable for an aggregate of 1,086,206 shares of common stock.

Andrew Garrett, Inc. acted as the exclusive placement agent for this financing.

About GlucoTrack DF-F and Diabetes

The GlucoTrack DF-F glucose measuring device utilizes a patented combination of ultrasound, electromagnetic, and thermal technologies to obtain blood glucose measurements in less than one minute via a small sensor that is clipped to the earlobe and connected to a smartphone-size, handheld control and display unit, all without drawing blood.

Clinical data collected since 2009 at the Soroka University Medical Center in Israel indicate a positive correlation between GlucoTrack DF-F readings and those obtained from conventional invasive devices.  More specifically, a safety and performance clinical trial conducted on 135 subjects of various weights, ages, diabetes types, and genders involved 6,275 measurements, of which 96.5% were within the clinically acceptable zones (zones A and B) of the Clarke Error Grid.

The growing incidence of diabetes is well known and presents a health crisis in many countries.  According to the World Health Organization 347 million people worldwide had diabetes as of March 2013, with deaths from diabetes projected to rise by more than 50% in the next 10 years.  According to International Diabetes Federation estimates, 35 million adults in Europe had diabetes in 2011 and this is projected to increase to 43 million by 2030.

About Integrity Applications

Integrity Applications, Inc. is a medical device company focused on the design, development and commercialization of non-invasive glucose monitoring devices for use by people with diabetes. Integrity Applications has developed a non-invasive blood glucose monitor, the GlucoTrack model DF-F glucose monitoring device, which is designed to help people with diabetes obtain blood glucose level measurements without the pain, inconvenience, incremental cost, and difficulty of conventional (invasive) spot finger stick devices.  Integrity Applications works primarily through its wholly-owned Israeli subsidiary, A.D. Integrity Applications, Ltd.  For more information please visit www.integrity-app.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "will," "expect," and "believe," are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect the Company's results include, but are not limited to, regulatory approvals, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks, the risks associated with the adequacy of existing cash resources and its ability to continue as a going concern. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include, but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.

Contacts:	LHA Kim Sutton Golodetz 212-838-3777 Kgolodetz@lhai.com Bruce Voss, 310-691-7100 Bvoss@lhai.com	Integrity Applications D. Rafael Toledano, Director of Investor Relations 1 888 224 9446 RafaelT@integrity-app.com
@LHA_IR_PR